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                                                                     EXHIBIT 4.2

                                    AMENDMENT

                                       TO

                                TECHNOLOGIC, INC.
                             1994 STOCK OPTION PLAN


         THIS AMENDMENT ("Amendment") to the TECHNOLOGIC 1994 STOCK OPTION PLAN (the "Plan") is entered into by TECHNOLOGIC, INC., a Georgia corporation (the "Corporation") as of 26th day of July, 1998.

         WHEREAS, the Board of Directors and Shareholders of the Corporation adopted the Technologic, Inc. 1994 Stock Option Plan to promote the best interests of the Corporation.

         WHEREAS, due to a stock dividend declared with respect to the issued and outstanding shares of ommon Stock of the Corporation, the Board of Directors has determined that it is in the best interests of the

Corporation to authorize a proportionate increase in the number of shares of Common Stock of the Corporation reserved under the Plan from 10,000 to 500,000; and

         WHEREAS, the Board of Directors and the Shareholders of the Corporation have both determined that it is in the best interests of the Corporation to authorize a further increase in the number of shares of Common Stock of the Corporation reserved under the Plan from 500,000 to 1,000,000.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the Corporation agrees as follows:

         1. INCREASED IN NUMBER OF RESERVED SHARES. The number of shares of Common Stock of the Corporation reserved under the Plan is increased from 10,000 to 1,000,000.

         2. MISCELLANEOUS. Except as modified or amended by this Amendment, all of the terms, covenants and conditions of the Plan shall remain unmodified and in full force and effect.

                  IN WITNESS WHEREOF, the undersigned has executed this First Amendment effective as of July 26, 1998.

                                            TECHNOLOGIC, INC.

                                            By:  /s/ Brian E. Cohen
                                                 -------------------------------
                                                 Brian E. Cohen, President